Exhibit 10.9

FEDERAL TRUST BANK

AMENDED SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 31st day of December, 2005, by and between Federal Trust Bank, a federal savings bank (“Bank”), and Gregory E. Smith (“Executive”), as an amendment to that certain agreement dated November 10, 2003.

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive.

AGREEMENT

The Executive and the Bank agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1	“Anniversary Date” means the 31st day of December of each calendar year.

1.1.2

“Change of Control” means a change in control with respect to either the Bank or its corporate parent, Federal Trust Corporation, as defined in 12 C.F.R. Section 574.4(a) or (b) of the OTS regulations, or as otherwise required by Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

1.1.3

“Disability” means sickness, accident or injury which, in the judgment of a physician appointed by the Bank, prevents the Executive from performing all of the Executive’s customary duties for the Bank, or as otherwise required by Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder. As a condition to any benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

1.1.4	“Early Retirement Date” means the Executive attaining age sixty-two (62) and completing ten (10) Years of Service.

1.1.5	“Effective Date” means the 1st day of June, 2003.

1.1.6	“Month of Service” means each completed full month of a Year of Service.

1.1.7	“Normal Retirement Date” means the Anniversary Date in the year the Executive attains age 65.

1.1.8	“Termination of Employment” means the Executive’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.9

“Years of Service” means the total number of consecutive twelve-month periods during which the Executive is employed on a full-time or part-time basis by the Bank, inclusive of any approved leaves of absence, from the Effective Date of this Agreement until Termination of Employment.

ARTICLE 2

LIFETIME BENEFITS

2.1

Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 shall be twenty thousand dollars ($10,000) per year for life (“Normal Retirement Benefits”).

2.1.2

Payment of Benefit. The Bank shall pay eight hundred thirty three and 33/100 dollars ($833.33), to the Executive on the first day of each month commencing with the month following the Normal Retirement Date and continuing for life.

2.1.3

Change of Control. Upon a Change of Control after benefit payments have commenced under Section 2.1.2, the Executive may elect to receive a present value lump sum payment within sixty (60) days of such Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

2.2

Early Retirement Benefit. If the Executive terminates employment after the Early Retirement Date but before the Normal Retirement Date, and for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1

Amount of Benefit. The Early Retirement Benefit under this Section 2.2 shall be an amount equal to the Normal Retirement Benefit reduced by five percent (5%) for each year (or part thereof) prior to Executive’s Normal Retirement Date, determined as of the date of Termination of Employment.

2.2.2	Payment of Benefit. The Bank shall pay the Early Retirement Benefit to the Executive in equal consecutive monthly payments for life.

2.2.3

Change of Control. Upon a Change of Control after benefit payments have commenced under Section 2.1.2, the Executive may elect to receive a present value lump sum payment within sixty (60) days of such Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

2.3	Disability Benefit. If the Executive terminates employment because of Disability prior to the Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.3.

2.3.1	Amount of Disability Benefit. The Disability Benefit under this Section 2.3 is 100% of the Normal Retirement Benefit.

2.3.2

Payment of Benefit. The Bank shall pay the benefit to the Executive, at the Bank’s discretion, in either a present value lump sum payment within sixty (60) days of Termination of Employment due to Disability based on a discount rate of eight percent (8%) and a life expectancy of age 82, or in equal consecutive monthly payments for life, beginning with the month following Disability.

2.3.3

Change of Control. Upon a Change of Control after benefit payments have commenced under Section 2.1.2, the Executive may elect to receive a present value lump sum payment within sixty (60) days of such Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

2.4

Change of Control Benefit. Upon a Change of Control while the Executive is employed by the Bank, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this agreement.

2.4.1	Amount of Benefit. The Change of Control benefit shall be an amount equal to 100% of the Normal Retirement Benefit in Section 2.1.1 as if the Executive worked until age 65.

2.4.2

Payment of Benefit. The Bank shall pay the benefit to the Executive as a present value lump sum payment within 60 days of Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

ARTICLE 3

DEATH BENEFITS

3.1	Death During Employment. If the Executive dies while employed by the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1.	Computation of Benefit. The death benefit under this Section 3.1 shall be computed by reference to the Annual Benefit, determined as of the date of Termination of Employment due to Executive’s death.

3.1.2

Payment of Benefit. The Bank shall pay the death benefit to the Executive’s beneficiary, at the discretion of the Personal Representative of Executive’s estate, in either a present value lump sum payment within 90 days of Executive’s death, based on a discount rate of eight percent (8%) and a life expectancy of age 82, computed by reference to the Annual Benefit, or in 60 equal consecutive quarterly payments based on one-quarter (1/4) of the Annual Benefit determined as of the date of Termination of Employment due to Executive’s death and beginning with the month following the Executive’s death.

3.2

Death During Benefit Period. If the Executive’s beneficiary dies after death benefit payments have commenced under Section 3.1.2 of this Agreement, but before receiving all such payments, the Bank shall pay the remaining benefits to the designated beneficiary of the Executive’s beneficiary at the same time and in the same amounts the benefit would have been paid to the Executive’s beneficiary had he or she survived.

ARTICLE 4

BENEFICIARIES

4.1

Beneficiary Designations. The Executive shall designate a “primary” and “contingent” beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. A beneficiary’s designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children in equal shares per survivor, and if no survivors, to the Executive’s estate.

4.2

Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 5

GENERAL LIMITATIONS

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement for the following reasons:

5.1	Termination for Cause. If the Bank terminates the Executive’s employment for:

5.1.1	Gross negligence or gross neglect of duties;

5.1.2	Commission of a felony; or

5.1.3	Fraud, disloyalty, dishonesty or willful violation of any law or material Bank policy in connection with the Executive’s employment.

5.2

Suicide. No benefits shall be payable if the Executive commits suicide prior to August 31, 2005, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1

Claims Procedure. The Bank shall notify the Executive or his successor in interest (“Claimant”) in writing, within ninety (90) days of the Claimant’s written application for benefits, of eligibility or non eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect Claimant’s claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2

Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the

Claimant believes entitles Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present Claimant’s position to the Bank orally, or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60 day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Claimant.

ARTICLE 7

AMENDMENTS AND TERMINATION

The Bank reserves the right to amend or terminate this Agreement at any time. In the event of termination of this Agreement, the benefit to the Executive shall be based on the benefit determined as of the date of termination of this Agreement. The Bank shall pay the benefit to the Executive, at the Bank’s discretion, in either a present value lump sum payment within 60 days of Executive’s Termination of Employment based on a discount rate of eight percent (8%) and a life expectancy of age 82, computed by reference to the benefit, or in equal consecutive quarterly payments based on one-quarter (1/4) of the benefit, on the first day of each quarter commencing with the month following the Executive’s Termination of Employment and continuing for the remainder of her life. In the event of amendment, the nonforfeitable benefit accrued as of the effective date of the amendment shall not be reduced by the amendment.

ARTICLE 8

MISCELLANEOUS

8.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators.

8.2

No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5	Applicable Law. The Agreement and all rights thereunder shall be governed by the laws of Florida, except to the extent preempted by the laws of the United States of America.

8.6

Unfunded Arrangement. The Executive and any beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Insurance on the Executive’s life, if any, is a general asset of the Bank to which the Executive and any beneficiary shall have no preferred or secured claim.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:	FEDERAL TRUST BANK

/s/ Gregory E. Smith		/s/ James V. Suskiewich
Gregory E. Smith	By:	James V. Suskiewich
Chairman & Chief Executive Officer

FEDERAL TRUST BANK

SALARY CONTINUATION AGREEMENT

BENEFICIARY DESIGNATION

I designate the following as beneficiary of any death benefits under the Salary Continuation Agreement:

Primary:	Nancy B. Smith

Contingent A:	Mark C. Smith
Rachel D. Smith

Contingent B:	Scott F. Smith
Glenn T. Smith

Note:	To name a Trust as beneficiary, please provide the name of the Trustee and the exact date of the Trust Agreement.

I understand that I may change any beneficiary designations by filing a new written designation with the Bank. This benefit designation shall be controlled by section 4.1 of the Salary Continuation Agreement.

Signature:	/s/ Gregory E. Smith
Date:	3/21/06

Accepted by the Bank this 21 day March, 2006.

By:	/s/ James V. Suskiewich

Title:	CHAIRMAN